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                                                                    Exhibit 99.1

[USi LOGO]

FOR IMMEDIATE RELEASE

MEDIA CONTACTS:                         FINANCIAL ANALYST AND INVESTOR CONTACTS:

Joanne Hellebrand Rasch                 David C. Miller
USinternetworking, Inc.                 USinternetworking, Inc.
(410) 897-4532                          (410) 897-1746
joanne.rasch@usi.net                    dave.miller@usi.net

Joseph Vukson                           Karen A. Wentworth
FitzGerald Communications               USinternetworking, Inc.
(617) 588-2258                          (410) 897-4495
jvukson@fitzgerald.com                  karen.wentworth@usi.net

           USINTERNETWORKING, INC. ANNOUNCES THREE-FOR-TWO STOCK SPLIT

ANNAPOLIS, MD, MARCH 3, 2000 - USinternetworking, Inc. (Nasdaq: USIX) today announced that its Board of Directors approved a three-for-two stock split of the Company's common stock. All shareholders of record at the close of business on March 14, 2000 will receive a dividend of one additional share of common stock for every two shares owned. The additional shares will be distributed on or about March 28, 2000. Upon completion of the stock split, the Company will have approximately 96,000,000 shares of common stock outstanding.

USi's most recent stock split, a three-for-two, was in December 1999. USi stock began trading publicly in April of 1999.

ABOUT USINTERNETWORKING INC.

USinternetworking Inc. (NASDAQ:USIX) is a leading Application Service Provider delivering enterprise software as a service. The company's iMAP(SM) portfolio of service offerings delivers the rich functionality of leading software from Ariba, BroadVision, Lawson, Microsoft, Niku, PeopleSoft, Sagent, and Siebel as a continuously supported, flat rate monthly service enabling enterprises to rapidly and cost effectively deploy modular eBusiness functionality with secure global Internet connectivity. For more information, visit www.usi.net.

Internet Managed Application Provider, iMAP, AppHost and PriorityPeering are service marks of USinternetworking, Inc. All other trademarks are the property of their respective owners. USi strategic partners and providers are publicly traded on NASDAQ under the symbols: ARBA, BVSN, CSCO, MSFT, PSFT, SEBL, and SGNT.